Exhibit 99.1

National & Retail Trades and First Call

For release: October 7, 2004 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS SEPTEMBER SALES

MENOMONEE FALLS, WI, -- (Business Wire) – October 7, 2004 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the five-week period ended October 2, 2004 increased 13.4 percent over the five-week period ended October 4, 2003. On a comparable store basis, sales decreased 1.3 percent.

For the 35 weeks ended October 2, 2004, total sales increased 13.0 percent while comparable store sales declined 0.7 percent.

Larry Montgomery, Chief Executive Officer, commented, “Our strongest merchandise categories for the month were accessories and women’s.  The customer is responding to our updated fashion for her. All of our merchandising initiatives for fall are now in place.  We have rolled out Daisy Fuentes and Apt. 9, expanded our selection of Axcess and Nine and Company, and introduced our new beauty department to 288 stores. We feel very good about our merchandise content for the balance of the year.”

Mr. Montgomery added, “Although our seasonal apparel businesses such as sweaters, fleece and outerwear throughout the store were difficult with comparable store sales significantly below last year, we continue to expect a low single-digit comparable store sales increase for the third quarter.  With this assumption, we expect our earnings per diluted share for the quarter to be $0.41 to $0.44, consistent with our previous guidance.”

	Sales Summary ($ in millions)
	Fiscal Period Ended		% Inc. - This Year
	October 2,	October 4,	All	Comp
	2004	2003	Stores	Stores

September	$ 904.1	$ 797.4	13.4%	-1.3%
Year-to-Date	$6,663.7	$ 5,897.0	13.0%	-0.7%

On October 2, 2004, the Company operated 596 stores in 38 states, compared with 494 stores in 34 states at the same time last year.

This week, the Company opened an additional 41 stores.  The Company entered the San Francisco, CA market with 11 stores; Salt Lake City, UT market with five stores; the Rochester, NY market with three stores; the Portland, ME market with two stores; the Reno, NV market with two stores and the Montgomery, AL market with one store. In addition, the Company added five stores in the Southwest region, four stores in the Midwest region, four stores in the Northeast region, three stores in the South Central region and one store in the Southeast region.

The Company will end the year with 637 stores in 40 states compared to 542 stores in 36 states at the end of 2003.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message.  This message is accessible by calling (402) 220-0820 and will be available for 36 hours.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described on Exhibit 99.1 to Kohl’s annual report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

Investor Relations Contact:

Wes McDonald, Chief Financial Officer, (262) 703-1893

Public Relations Contact:

Vicki Shamion, Director of Public Relations, (262) 703-1464

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